Exhibit 99.1

Superior Energy Announces Appointment of EVP, Chief Financial Officer and Treasurer

August 24, 2021

Superior Energy Services, Inc. (the “Company”) announced today its board of directors has appointed James Spexarth to serve as the Company’s Executive Vice President, Chief Financial Officer and Treasurer, effective August 19, 2021. Mr. Spexarth has been serving as interim Chief Financial Officer since March 18, 2021 following the resignation of the previous Chief Financial Officer, Westervelt Ballard. Mr. Spexarth has been employed by the Company for 8 years and served as the Company’s Chief Accounting Officer and previously served as vice president and corporate controller.

“Jamie has been instrumental in bringing the company through its ongoing restructuring efforts and will have a critical leadership role in the rebuilding of Superior,” said Mike McGovern, Executive Chairman, Principle Executive Officer & Interim CEO. “I would like to thank Jamie for his significant contributions throughout his eight years with the Company and I look forward to him continuing in this critical role as we build a more sustainable and viable Superior Energy Services.”

Additional disclosure regarding Mr. Spexarth’s positions with the Company, business experience and certain biographical and related information is set forth in the SEC filings and the Company’s Form 10-K for the fiscal year ended December 31, 2020 filed on March 26, 2021.

About Superior

Superior serves the drilling, completion and production-related needs of oil and gas companies worldwide through a diversified portfolio of specialized oilfield services and equipment that are used throughout the economic life cycle of oil and gas wells. For more information, visit http://www.superiorenergy.com.

Forward-Looking Statements

All statements in this press release (and oral statements made regarding the subjects of this communication) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of Superior, which could cause actual results to differ materially from such statements. Forward-looking information includes but is not limited to: general market and economic conditions; changes in law and government regulations; and other matters affecting Superior’s business.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Superior’s Annual Report on Form 10-K for the year ended December 31, 2020, and those set forth from time to time in Superior’s filings with the Securities and Exchange Commission. Except as required by law, Superior expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

Superior Energy Services, Inc.
1001 Louisiana, Suite 2900 | Houston, Texas 77002 | Phone: 713-654-2200